Exhibit 99.1

Contact: Jacqueline Chen Valencia 225.299.3688 jacqueline.chen@amedisys.com

AMEDISYS HOME HEALTH CARE RECEIVES PAY-FOR-PERFORMANCE AWARD FROM CMS

Award Based Upon Clinical Quality Outcomes and Health Care Cost Savings

BATON ROUGE, Louisiana (July 28, 2011) - Amedisys, Inc. (NASDAQ: “AMED”) one of America’s leading home care and hospice companies, announced today that it is the recipient of $4.7 million from the Centers for Medicare and Medicaid Services (CMS) based on its performance during the second year of the Medicare Home Health Pay for Performance (HHP4P) demonstration.

On July 5, CMS announced it is sharing nearly $15 million in health care savings with more than 100 Home Health Agencies (HHAs) that participated in the intervention group of the two-year Medicare Home Health Pay for Performance (HHP4P) demonstration. Based on Amedisys’ analysis of publicly available information from CMS.gov, Amedisys has received the highest reward for this demonstration for the second year in a row. The company received a $3.6 million award in 2010.

“I am proud of the Amedisys Home Health care teams who participated in this demonstration and proved the value of home health care for better patient outcomes and cost savings for our health care system,” stated William F. Borne, Chief Executive Officer of Amedisys. “In this second year of the CMS demonstration, we have proven that home health care can in fact help improve the quality of life for our nation’s seniors while generating cost efficiencies. I hope that this demonstration provides the health care industry-at-large, policy makers and regulators with the evidence they need to engage home health care as part of the solution to our nation’s chronic disease epidemic and fiscal challenges.”

About the HHP4P Demonstration:

The HHP4P demonstration conducted between January 2008 and December 2009 was undertaken to determine the impact of financial incentives on improving the quality of care provided to home health patients and the subsequent impact on overall Medicare costs, with any savings being shared with agencies that consistently provided the highest quality care or made significant improvements in quality of care. This demonstration is part of CMS’ agency-wide value-based purchasing initiative to improve the quality and efficiency of care furnished to Medicare beneficiaries.

Agencies that volunteered for the HHP4P demonstration were randomly assigned to either the intervention or a control group. Performance was measured using seven home health quality measures that are computed from the Outcome-Based Quality Improvement (OBQI) data set. This information is publicly reported on CMS’ Home Health Compare web site (www.medicare.gov/homehealthcompare).

Medicare savings were determined based on a comparison of the rate of change in total Medicare costs for beneficiaries receiving care from HHAs in the intervention group, with the costs for beneficiaries served by HHAs in the control group in the same region. These costs include Medicare payments for home health care, inpatient hospital care, nursing home and rehabilitation facility care, outpatient care, physician care, durable medical equipment (DME), and hospice care. If no savings were generated in a region, no incentive payments were made in that region. However, improvements in quality of care may have resulted regardless of whether savings were achieved.

Additional background about this demonstration can be found at: http://www.cms.hhs.gov/DemoProjectsEvalRpts/MD/itemdetail.asp?itemID=CMS1189406

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About Amedisys:

Amedisys, Inc. (NASDAQ: AMED) is a leading health care company focused on bringing home the continuum of care. Amedisys delivers personalized health care services to patients and their families, in the comfort of patients’ homes, with approximately 10 million patient care and education encounters per year. Amedisys has two divisions, home health care and hospice. The Company’s state-of-the-art advanced chronic care management programs and leading-edge technology enables it to deliver quality care based upon the latest evidence-based best practices. Amedisys is a recognized innovator, being one of the first in the industry to equip its clinicians with point-of-care laptop technology and referring physicians with an internet portal that enables real-time coordination of patient care seamlessly. Amedisys also has the industry’s first-ever nationwide Care Transitions program. Amedisys Care Transitions is designed to reduce unnecessary hospital readmissions through patient and caregiver health coaching and care coordination, which starts in the hospital and continues throughout completion of the patient’s home health plan of care. For more information about the Company, please visit: www.amedisys.com.